______________________________

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              August 8, 1995
                      ______________________________

TO OUR STOCKHOLDERS:

      Notice is hereby given that the Annual Meeting of Stockholders of NPC INTERNATIONAL, INC. (the ``Company``) will be held at the Memorial Auditorium, 503 North Pine, Pittsburg, Kansas, on Tuesday, August 8, 1995, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

       1.For the Class A Stockholders to elect two directors to serve a three-year term and until their successors are elected and qualified;
       2.For the Class A and Class B Stockholders, voting as separate classes, to approve a stock recapitalization plan for the Company, including the adoption of an amendment to the Restated Articles of Incorporation to allow the payment of a dividend to the holders of the Class A common stock and to subsequently amend the Restated Articles of Incorporation to reclassify and convert the outstanding shares of Class A common stock and Class B common stock into a single class of new common stock; and
       3.For the Class A Stockholders to transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Stockholders of record at the close of business on June 30, 1995, will be entitled to vote at the meeting. The Class A Stockholders are entitled to vote on all matters submitted to a vote at the meeting and the Class B Stockholders are entitled to vote on Proposal Two as stated above. The annual report for the year ended March 28, 1995, is enclosed herewith. A complete list of stockholders entitled to notice of and to vote at the meeting will be available and open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours on and after July 28, 1995, at the office of the Company, 720 W. 20th Street, Pittsburg, Kansas 66762.

      All stockholders are cordially invited to attend the meeting. For the convenience of those stockholders who do not expect to attend the meeting in person and desire to have their stock voted, a form of proxy and an envelope, for which no postage is required, are enclosed. The white colored proxy card is for use by Class A Stockholders and the blue colored proxy card is for use by Class B Stockholders. Any stockholder who later finds he can be present at the meeting, or for any other reason desires to do so, may revoke this proxy at any time before it is voted.

      Please complete, sign, date and mail promptly the appropriate proxy card in the return envelope furnished for that purpose, even if you currently plan to attend the meeting.

                              By Order of the Board of Directors,




                              David G. Short
                              Secretary
Pittsburg, Kansas
July 17, 1995


                          NPC INTERNATIONAL, INC.
                            720 W. 20TH STREET
                          PITTSBURG, KANSAS 66762

                              PROXY STATEMENT
      FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 8, 1995


                   SOLICITATION AND REVOCATION OF PROXY

      This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of NPC International, Inc. (the ``Company``), to be voted at its Annual Meeting of Stockholders to be held at the Memorial Auditorium, 503 North Pine, Pittsburg, Kansas at 10:00 a.m. on Tuesday, August 8, 1995. The mailing address of the principal executive offices of the Company is 720 West 20th Street, Pittsburg, Kansas 66762. The individuals named as proxies are O. Gene Bicknell and James K. Schwartz. Proxies may be solicited by use of the mails, by personal interview, or by telephone and may be solicited by officers and directors, and by other employees of the Company. Brokers, nominees, fiduciaries, and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses in forwarding such material. All costs of solicitation of proxies will be borne by the Company.

      Only holders of record of Class A Common Stock, $.01 par value per share (the ``Class A Stock``), as of the close of business on June 30, 1995, are entitled to vote on all issues presented for a vote at the meeting or any adjournment or postponement thereof, and holders of record of Class B Common Stock, $0.01 par value per share (the ``Class B Stock``), as of the close of business on June 30, 1995 are entitled to vote as a separate class on Proposal Two with respect to the recapitalization plan. All shares of common stock represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, the shares will be voted FOR the proposals listed herein. A holder of common stock giving a proxy has the power to revoke it any time before it is voted by notifying the Secretary of the Company in writing, by submitting a substitute proxy having a later date or by voting in person at the meeting. This Proxy Statement and forms of proxy are first being mailed to stockholders on July 21, 1995.

      ALL STOCKHOLDERS ARE URGED TO COMPLETE, DATE, EXECUTE AND RETURN THE FORM OF PROXY SENT TO THEM WITH THIS PROXY STATEMENT.


                           VOTING AT THE MEETING

      At the close of business on June 30, 1995, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were 12,356,755 shares of Class A Stock outstanding and 12,150,569 shares of Class B Stock.

      AS OF THE ANNUAL MEETING RECORD DATE, MR. O. GENE BICKNELL, CHIEF EXECUTIVE OFFICER AND THE CHAIRMAN OF THE BOARD OF DIRECTORS OF THE COMPANY, BENEFICIALLY HELD 7,605,651 SHARES OF CLASS A STOCK, CONSTITUTING APPROXIMATELY 61.6% OF THE CLASS A STOCK, AND 7,597,478 SHARES OF THE CLASS B STOCK, CONSTITUTING APPROXIMATELY 62.5% OF THE CLASS B STOCK. MR. BICKNELL HAS INFORMED THE COMPANY THAT HE INTENDS TO VOTE ALL SUCH SHARES IN FAVOR OF PROPOSALS ONE AND TWO. IF HE VOTES SUCH SHARES ACCORDINGLY, THEN SUCH PROPOSALS WILL BE APPROVED REGARDLESS OF HOW ANY OTHER HOLDER OF SHARES OF CLASS A STOCK OR CLASS B STOCK VOTES WITH RESPECT TO THE PROPOSALS.

Class A Stock

      Each share of Class A Stock is entitled to one vote on all matters presented for stockholder action at the meeting. All shares of Class A Stock have cumulative voting rights in the election of directors, and there are no conditions precedent to the exercise of those rights. Cumulative voting means a Class A Stockholder is entitled to cast a total number of votes equal to the number of his shares multiplied by the number of directors to be elected at the meeting, and can cast them all for one nominee or can divide them among as many nominees as he or she chooses. A holder of Class A Stock may divide his cumulative votes among the nominees by marking the white colored proxy card according to instructions on the card. If a Class A Stockholder does not allocate his votes, then such stockholder`s cumulative votes will be allocated equally among the nominees for whom authority to vote is granted.

      Only Class A Stockholders of record at the close of business on June 30, 1995, will be entitled to vote on all matters submitted for a vote at the meeting. Votes submitted as abstentions on any proposal will be counted as votes against such proposal. An affirmative vote of the majority of the outstanding shares of Class A Stock present at the meeting in person or by proxy is required for approval of all proposals, except Proposal Two. For Proposal Two to be approved, an affirmative vote of a majority of the total number of outstanding shares of Class A Stock and a majority of the total number of outstanding shares of Class B Stock, each voting as a separate class, is required. Broker non-votes will not count for or against any proposal, other than Proposal Two, because such shares will not be counted as shares present at the meeting. Broker non-votes will count against Proposal Two. A broker ``non-vote`` occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

Class B Stock

      Pursuant to the Restated Articles of Incorporation, Class B Stock has no voting rights other than those required by law. Under the Kansas General Corporation Code, holders of Class B Stock will be entitled to vote on proposals to increase or decrease the number of authorized shares of Class B Stock, to change the par value of the Class B Stock, or to alter or change the powers, preferences or special rights of the shares of Class B
Stock so as to affect them adversely. Consequently, the Class B Stockholders are entitled to vote as a class on the recapitalization plan as provided in Proposal Two. On the vote for Proposal Two, each share of Class B Stock is entitled to one vote. Only Class B Stockholders of record at the close of business on June 30, 1995, will be entitled to vote at the meeting. For Proposal Two to be approved, an affirmative vote of a majority of the total number of outstanding shares of Class A Stock and a majority of the total number of outstanding shares of Class B Stock, each voting as a separate class, is required. Votes submitted as abstentions will be deemed to be and counted as votes against such proposal. Broker non-votes of Class B Stock will count against Proposal Two.


                            PROPOSAL NUMBER ONE
                         ELECTION OF TWO DIRECTORS

      The Board of Directors of the Company is comprised of six directors and is divided into three classes. At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for three year terms. The two persons designated by the Board of Directors as nominees for election at this meeting to serve a three year term and until their successors are elected and qualified are O. Gene Bicknell, who is currently a director, and Mary M. Polfer, a proposed new member of the Board. Each of the nominees has indicated a willingness and ability to serve as a director. If a nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. Shares of Class A Stock represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for any individual director or for all directors will be voted (unless one or both nominees are unable or unwilling to serve) for the election of the nominees named above. Each director requires an affirmative vote of the majority of the outstanding shares of the Class A Stock present at the meeting in person or by proxy to be elected to the Board of Directors. Mr. Bicknell has informed the Company that he intends to vote his shares of Class A Stock FOR the election of the nominees named above. If his Class A shares are voted in this manner, the vote required for election of the nominees listed above will be achieved, regardless of how other shares of Class A Stock are voted.

      There currently is one vacant seat on the Board of Directors for an unexpired term to end at the annual meeting to be held in 1996. The Board is conducting a search to fill this position, but no candidate is being proposed at this time. The Board has not set a definitive date by which to fill the vacant directorship.
Nominees for Directors to Serve a Three-Year Term to Expire in 1998:

     O. GENE BICKNELL, Age 62, Chairman of the Board of the Company.
     Mr. Bicknell has been Chairman of the Board of Directors of the Company and its predecessors since 1962. Mr. Bicknell re-assumed the position of Chief Executive Officer, a position he held from 1962 to 1992, on January 31, 1995.

     MARY M. POLFER, Age 50, Vice President of Administration, Public Service Company of Oklahoma.
     Ms. Polfer has been with Public Service Company of Oklahoma, a subsidiary of Central and South West Corporation, since December, 1990, first as Vice President Finance and, since November 1993, as Vice President of Administration. Prior to that, Ms. Polfer was Director of Corporate Projects with Farmland Industries, Inc.

Continuing Directors - Not Standing for Election This Year

Director with a Term Expiring in 1996:

     JOHN W. CARLIN, Age 54, Archivist of the United States of America
     Mr. Carlin was appointed Archivist of the United States of America in June 1995. Prior to that, he was a partner of Clark Publishing, a textbook publisher, and president of Midwest Superconductivity, Inc., a high technology research company. Mr. Carlin was first elected a Director in 1987. He was the Visiting Professor of Public Administration and International Management at Wichita State University from 1987 to 1988, and Governor of the State of Kansas from January 1979 to January 1987.

Directors with Terms Expiring in 1997:

     FRAN D. JABARA, Age 70, President of Jabara Ventures Group.
     Mr. Jabara was elected a director of the Company in May 1984. He is currently President of Jabara Ventures Group, a venture capital firm. From September 1949 to August 1989 he was a distinguished professor of business at Wichita State University, Wichita, Kansas. He is also a director of Commerce Bank, Wichita, Kansas and Midwest Grain Products, Inc.

     ROBERT E. CRESSLER, Age 56, Partner in FRAC Enterprises.
     Mr. Cressler was first elected a director of the Company in April 1985. He has been for more than the past five years a partner in FRAC Enterprises, which previously operated Pizza Hut restaurants and continues to operate other businesses, including Nutri/Systems franchises.


             MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors met five times during the fiscal year ended March 28, 1995. The Company`s standing Compensation and Stock Option Committee met once and the Company`s standing Audit Committee met twice during the last fiscal year. The Company does not have a Nominating Committee. The normal duties of such a committee are carried out by the entire Board of Directors. During the last fiscal year, none of the Company`s Directors attended fewer than 75% of the meetings of the Board of Directors or any committee of which he was a member.

      AUDIT COMMITTEE. The Audit Committee is comprised of Messrs. Carlin, Jabara and Cressler. The Audit Committee recommends to the Board of
Directors the independent auditors that will conduct the annual audit of the Company, and also reviews the Company`s accounting practices and control systems and reviews the qualifications and performance of the proposed independent auditors.

      COMPENSATION AND STOCK OPTION COMMITTEE. The Compensation and Stock Option Committee is comprised of Messrs. Bicknell, Jabara and Cressler. The Committee reviews and recommends to the Board of Directors the levels, amounts, and types of compensation to be paid to executive officers and directors of the Company. The Committee also determines the number of options to be granted to the Company`s executive management and receives and reviews executive management`s recommendations regarding options to be granted to all other Company employees. All recommendations of the Committee are submitted to the Board of Directors for approval.


                           DIRECTOR COMPENSATION

      Non-employee Directors are paid a fee of $750 for each Board meeting attended and $750 per month as additional Director`s compensation.


            COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS
                         AND INSIDER PARTICIPATION

      The Compensation and Stock Option Committee is currently comprised of Mr. O. Gene Bicknell, the Chairman of the Board of Directors and the Chief Executive Officer, and two non-employee Directors, Messrs. Jabara and Cressler. Mr. Bicknell chairs the Committee. Messrs. Jabara and Cressler have never been employed by the Company. The Board of Directors, on January 24, 1995, authorized the purchase of a restaurant facility owned by an affiliate of Mr. Bicknell. The Company engaged a MAI-certified appraisal company to perform an appraisal of the property. The Board of Directors upon review of the proposal and the appraisal, and with Mr. Bicknell abstaining from any participation in the vote, approved the purchase of this site for the appraised value of $750,000, plus $50,000 for excess equipment remaining in the facility. The Company currently leases two properties from Mr. Bicknell and one restaurant from Mr. Gordon W. Elliott, a former officer and current Director of the Company. See the section titled ``Transactions with Management`` for additional information on the leases. Management believes these leases are at least as favorable as could be obtained from unrelated parties.


               BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDER
                      AND OF DIRECTORS AND MANAGEMENT

      The following table sets forth, as of June 30, 1995, certain information as to the number of shares of common stock beneficially owned by each person who is known by the Company to own beneficially more than 5% of its outstanding shares of Class A or Class B Stock, by all directors and nominees, by the Named Executive Officers (as defined below) and by the directors and executive officers as a group.

                            Amount and Nature of
Name, Title and Address    Beneficial Ownership (1)      Percent of Class
Of Beneficial Owner         Class A       Class B       Class A    Class B

O. Gene Bicknell (2)
 Chairman, Chief
 Executive Officer
 and Director             8,073,151      7,858,728        63.4%      62.8%
  100 N. Pine
  Pittsburg, KS  66762

J. Mitchell Boyd
 Former Chief
 Executive Officer             ----          1,000         ----          *

James K. Schwartz
 President and
 Chief Operating
 Officer                       ----         65,000         ----          *

Marty D. Couk
 Senior Vice
 President-
 Pizza Hut
 Operations                   3,750          8,306            *          *

Robert B. Page
 President,
 Romacorp, Inc.              11,250         20,000            *          *

David G. Short
 Vice President
 Legal and
 General Counsel               ----          1,250         ----          *

R. Frank Brown
 Former President,
 Skipper`s Inc.                ----           ----         ----       ----

Gordon W. Elliott,
 Vice Chairman
 and Director               275,958        427,258         2.2%     3.4%

John W. Carlin,
 Director                      ----           ----         ----      ----

Robert E. Cressler,
 Director                      ----           ----         ----      ----

Fran D. Jabara,
 Director                     1,999          1,999            *          *

All executive
 officers and
 directors
 as a group               8,366,108      8,382,541        65.7%      67.0%

(1) Includes options for 382,500 shares of Class A Stock and 355,000 shares of Class B Stock which could be exercised within 60 days. Does not include options held which are not exercisable within 60 days.
(2) Includes 22,500 shares each of Class A Stock and Class B Stock owned by Pitt Plastics, Inc., a corporation controlled by Mr. Bicknell, and 1,100 shares of Class A Stock and 7,100 shares of Class B Stock owned by Mr. Bicknell`s spouse.
     * Less than 1% ownership.

                          EXECUTIVE COMPENSATION

      The following table summarizes, for each of the three fiscal years ended March 28, 1995, March 29, 1994, and March 30, 1993, the compensation awarded to, earned by, or paid to (i) the Chief Executive Officer (the
``CEO``) of the Company as of March 28, 1995, and (ii) each of the four most highly compensated executive officers (other than the CEO) who served as executive officers of the Company or its subsidiaries as of March 28, 1995, whose annual compensation exceeded $100,000 for the fiscal year ended March 28, 1995, and (iii) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the fiscal year, ((i), (ii) and (iii) collectively, the ``Named Executive Officers``). The Company does not currently award stock appreciation rights, restricted stock and other long term incentives (other than stock options) under its executive compensation program.

                        Summary Compensation Table
                                                     Long Term
Name and              Fiscal   Annual Compensation  Compensation   All Other
Principal               Year                        Option Award  Compensation
Position                (1)      Salary    Bonus         (#)          (2)

O. Gene Bicknell
 Chairman of the        1995    $300,000   $75,000       ----      $11,975
 Board and Chief        1994     300,000    60,000       ----       15,517
 Executive              1993     300,000   100,000    235,000       17,039
 Officer (3)

J. Mitchell Boyd        1995     152,269    45,000       ----        5,235
 Former Chief           1994     152,000    60,000      5,000          197
 Executive              1993     116,846    30,000     65,000          197
 Officer (4)

James K. Schwartz       1995     130,750    18,250    100,000        4,049
 President and          1994      80,000    10,000       ----        2,456
 Chief Operating        1993      63,286     5,000     15,000          197
 Officer (5)

Marty D. Couk           1995     103,000    33,049     50,000        5,105
 Senior Vice            1994      89,231    39,432       ----        3,681
 President -            1993      69,039     8,297      7,500        2,719
 Pizza Hut Operations

Robert B. Page          1995     115,384    16,500     50,000        3,680
 President,             1994      99,231    39,946       ----        4,794
 Romacorp, Inc.         1993      89,904    15,000     10,000        4,214

David G. Short
 Vice President         1995     115,177     5,000      5,000        3,917
 Legal and              1994      81,577      ----      5,000          148
 General Counsel (6)

R. Frank Brown
 Former
 President,             1995     110,539      ----       ----          164
 Skipper`s Inc. (7)     1994      57,693      ----     20,000          197

(1)  For  the  fiscal year ended on the last Tuesday in March for the  year noted.
(2) Fiscal 1995 figures consist of the Company`s calendar 1994 profit sharing plan contributions, the cost of group term life insurance and accidental death benefits and, in the case of Mr. Bicknell, the economic benefit derived from split-dollar life insurance policies paid for by Company (see footnote 3), in the following amounts: Mr. Bicknell, $5,071 profit sharing, $197 group insurance, $6,707 split-dollar insurance; Mr. Boyd, profit plan $5,071, group insurance $164; Mr. Schwartz, $3,852 profit sharing, $197 group insurance; Mr. Couk, $4,908 profit sharing, $197 group insurance; Mr. Page, $3,483 profit plan, $197 group insurance; Mr. Short, $3,720 profit plan, $197 group insurance; Mr. Brown, $164 group insurance.
(3) The Company pays 100% of the premiums on split-dollar policies insuring the life of Mr. Bicknell. The policies state the Company is entitled to be reimbursed all premiums it paid, without interest, from the proceeds with the residual to be paid to a named beneficiary. The Company receives a statement from the insurance company specifying the economic benefit derived by Mr. Bicknell under this arrangement, based upon the Company`s rights under the policy. The benefit derived for each year is as follows: fiscal 1995, $6,707; fiscal 1994, $10,625; and fiscal 1993, $7,409.
(4) Mr. Boyd joined the Company on June 1, 1992 and resigned on January 30, 1995. In addition to the above compensation, at the time of his resignation Mr. Boyd received $505,000 in settlement of the terms associated with his employment.
(5) Mr. Schwartz has a five year employment contract with the Company dated January 27, 1995. If Mr. Schwartz is terminated by the Company for any reason (other than for cause) the Company is required to pay Mr. Schwartz any accrued bonus and an amount equal to his then current base salary for one year and continuation for six months of any benefit plan available to him immediately prior to the termination of the contract. His current base salary is $185,000. If there is a change in control in the Company and his employment with the Company is terminated, Mr. Schwartz will continue to receive from the Company or a successor entity, as the case may be, his base salary as of the date of the contract for a period of one year.
(6) Mr. Short joined the Company on June 8, 1993 and became an executive officer on July 23, 1993.
(7) Mr. Brown joined the Company on September 27, 1993 and terminated on January 31, 1995.


                               STOCK OPTIONS

      The following two tables set forth information for the last completed fiscal year relating to (i) grants to and exercises by the Named Executive Officers of stock options pursuant to the Company`s 1994 Non-Qualified Stock Option Plan (the ``1994 Plan``) and the Amended and Restated 1984 Non-Qualified Stock Option Plan (the ``1984 Plan`` or collectively the Company`s ``Stock Option Plans``), and (ii) holdings at March 28, 1995, by the Named Executive Officers of unexercised options granted pursuant to the Stock Option Plans. The Company currently does not award stock appreciation rights under its executive compensation program.

           Option Grants in the Fiscal Year Ended March 28, 1995

                                                       Potential Realizable
                                                          Value at Assumed
                           % of Total                        Annual Rates
                              Options                       of Stock Price
                           Granted to Exercise              Appreciation
            Options Common  Employees  or Base  Expi-         for Option
            Granted  Stock  in Fiscal    Price  ration          Term (2)
Name            (1)  Class       Year   ($/Sh)   Date         5%         10%

O. Gene
Bicknell         ----   ----   ----     ----       ----       ----        ----

J. Mitchell
Boyd             ----   ----   ----     ----       ----       ----        ----

James K.
Schwartz (3)  100,000    B     27.4%    $5.00     1/27/05  $314,448   $796,872

Marty D.
Couk           50,000    B     13.7      5.50     2/17/05   172,946    438,279

Robert B.
Page           50,000    B     13.7      5.50     2/17/05   172,946    438,279

David G.
Short           5,000    B      1.4      5.50     2/17/05    17,295     43,828

R. Frank
Brown            ----  ----    ----      ----        ----      ----       ----

(1) Options are generally exercisable starting 12 months after the grant date, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. All options were granted at the market price or higher on the date of grant and expire ten years from such date, subject to earlier termination in certain events related to termination of employment. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions. Upon consummation of the Recapitalization Plan, each outstanding option to purchase either one share of Class A Stock or one share of Class B Stock will be deemed to be an option to purchase one share of New Common Stock.
(2) The values presented in these two columns are based on assumed stock price appreciation rates. The potential realizable dollar value of a grant is the product of (a) the difference between: (i) the product of the per share market price at the time of the grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option); and
     (ii) the per share exercise price of the option; and (b) the number of securities underlying the grant at the fiscal year end. THESE ASSUMED APPRECIATION RATES ARE NOT DERIVED FROM THE HISTORIC OR PROJECTED PRICES OF THE COMPANY`S STOCK OR RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND THEY SHOULD NOT BE VIEWED AS A PREDICTION OF POSSIBLE PRICES FOR THE COMPANY`S STOCK IN THE FUTURE.
(3) Mr. Schwartz received options for 50,000 shares of Class B Stock on January 27, 1995, which became immediately exercisable at $5.00 per share, the closing market price on the date of grant. The remaining option for 50,000 shares is subject to the four-year vesting schedule as described in footnote (1).

                Aggregated Option Exercises in Fiscal 1995
                    and Option Value at March 28, 1995

                                                               Value of
                                           Number of          Unexercised
                                          Unexercised        In-the-Money
             Shares                        Options at         Options at
            Acquired          Common     March 28, 1995     March 28, 1995
               on     Value    Stock      Exercisable/       Exercisable/
Name        Exercise Realized  Class     Unexercisable      Unexercisable

O. Gene
Bicknell      -0-       -0-       A     317,500 / 117,500        $0 / $0
                                  B     211,250 /   3,750         0 /  0

J. Mitchell
Boyd          -0-       -0-       B           0 /        0        0 /  0

James K.
Schwartz      -0-       -0-       B      65,000 /   60,000        0 /  0

Marty D.      -0-       -0-       A       3,750 /        0        0 /  0
Couk                              B       7,500 /  53,750         0 /  0

Robert B.     -0-       -0-       A      11,250 /        0        0 /  0
Page                              B      20,000 /  56,250         0 /  0

David G.
Short         -0-       -0-       B       1,250 /    8,750        0 /  0

R. Frank
Brown         -0-       -0-       B            0 /       0        0 /  0


           REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                         ON EXECUTIVE COMPENSATION

      The compensation for the Company`s Chief Executive Officer and its other executives is administered by the Compensation and Stock Option Committee. Following review and approval by the Compensation and Stock Option Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for approval and ratification. In fiscal 1995, the Board of Directors, with Mr. Bicknell abstaining with respect to his own compensation, approved all recommendations of the Compensation and Stock Option Committee.

      Executive compensation is comprised of three primary components: a base salary, a non-guaranteed performance bonus and stock option grants. The first two are based generally upon short-term performance, with the latter offered as a long-term incentive to the executive. The Company does not offer any deferred compensation plan to its employees.

      In fiscal 1995, the Committee reviewed surveys published by the National Restaurant Association to obtain competitive compensation levels for companies similar in size and nature (i.e., those with multiple restaurants ``concepts,`` of which the Company has three in Pizza Hut, Skipper`s and Tony Roma`s restaurants). The Committee seeks to establish base rates believed to be competitive so that the Company is able to attract and retain qualified and experienced executives. Base salaries are reviewed annually taking into account competitive salaries in the industry and the relative performance of the individual and Company during the previous fiscal year. Compensation surveys reviewed by the Committee include many of the peer companies reflected in the following Performance Graph; both the surveys and the graph are based upon the same standard industrial code as that of the Company.

      Annual bonuses, if granted, are based primarily upon the individual executive`s contribution to the Company. Bonuses are determined by the Compensation and Stock Option Committee and then proposed to the full Board of Directors for ratification and approval, with tentative installments paid quarterly. The Committee does not believe that the $35 million charge to earnings relating to the closure of 77 Skipper`s units is necessarily indicative of the overall performance of all management personnel, while the operating management of Skipper`s did not receive any bonuses in fiscal 1994 or 1995. Because the relative performance and contribution of an executive may not perfectly coincide with earnings reported in the respective fiscal year, bonuses may not correlate directly with a particular division`s or company-wide earnings results.

      Executives participate in the NPC International, Inc. Profit Sharing Plan (the ``Profit Sharing Plan``) along with store management and certain corporate staff, to the extent they meet the requirements for the Profit Sharing Plan. To qualify for the Profit Sharing Plan, an employee generally must have two years of service, be 21 years of age or older and be employed on the last day of the plan year. The Board of Directors determines the overall contribution to the Profit Sharing Plan for each division, and executives who participate in the Profit Sharing Plan receive a pro-rata share of that contribution. A participant`s share of the annual Profit Sharing Plan contribution generally is computed to be the proportion of his/her salary (as adjusted to meet ERISA requirements) relative to the combined salaries of all participants in the Profit Sharing Plan. With the exception of Mr. Brown (former President of Skipper`s), the six executives named in the Summary Compensation Table participated in the Profit Sharing Plan, receiving an average of $4,350 in fiscal 1995. Because of Skipper`s performance in calendar 1994, the Board elected to make no corresponding contribution on behalf of that concept`s employees.

      The Company utilizes long-term awards in the form of stock options to strengthen the link between executive pay and overall stockholder return. Stock options have been periodically issued pursuant to the Stock Option Plans and are an integral part of executive officer compensation. The Compensation and Stock Option Committee believes such options will align the interests of the Company`s executives with those of its stockholders. The Company has increased the use of stock options in fiscal 1995 to focus the executives on long-term decisions which it believes will enhance the value of the Company`s stock, thereby building stockholder value. For the executives named in the Summary Compensation Table, options for a total of 205,000 shares were issued in fiscal 1995, compared with options for 30,000 shares in fiscal 1994. The Committee believes that Company performance is reflected over time in the corresponding price of the Company`s stock and that improving the stock price benefits the stockholders collectively in addition to the individual executive.

      The Compensation and Stock Option Committee does not impose strict formulas or compare results to specific pre-set performance targets in determining overall compensation for executive officers. Factors considered by the Compensation and Stock Option Committee in determining current performance and the related compensation for the Company`s executive officers for the 1995 fiscal year include (i) the achievement of minimum performance standards (generally prior year operating performance, adjusted for those factors in the current or prior year which are outside the control of the individual being considered), (ii) current year earnings performance in relation to performance of the Company`s competitors, (iii) overall stockholder return (in the form of stock price appreciation), (iv) the organizational level at which the executive functions, (v) the individual executive`s success in performing the requisite duties and responsibilities of his or her office, and (vi) compensation levels for executives at companies which are similar in size and complexity to the Company.

      While some or all of these factors are considered in judging the performance of each executive, certain of the factors may have more or less relevance in determining a specific individual`s performance and resulting pay. For instance, fiscal 1995 sales in Pizza Hut operations were 5.4% lower due to fewer product introductions, but relative operating performance improved to 21.7% of sales from 21.3% of the prior fiscal year sales. This particular factor may be considered more relevant to, and weigh more heavily in determination of compensation for, the executive which exercises operating control over Pizza Hut operations than for an executive who performs a general function.

Chief Executive Officer Compensation

      The Compensation and Stock Option Committee utilizes the same factors in determining the compensation of its Chief Executive Officer as it does for all executives of the Company. Although there are specific discussions regarding overall company performance and the Chief Executive Officer`s contribution in achieving those results, there is no unique criterion applied to the Chief Executive Officer that is not also applied to other key executives of the Company, as outlined above. Mr. Bicknell does not participate in Committee deliberations regarding his own compensation, nor does he participate in the discussion or vote when such matters are before the Board of Directors, of which he is a member.

     In determining Mr. Bicknell`s bonus in the current and prior year, the Committee considered the amount of time he spent on activities which were unrelated to the Company over the course of each fiscal year.

                                            O. Gene Bicknell
                                            Fran D. Jabara
                                            Robert E. Cressler


                       COMPARATIVE PERFORMANCE GRAPH

      Below is a graph comparing the total return on an indexed basis of a $100 investment in (i) the Company`s Common Stock, (ii) a peer group of the Company and (iii) the overall broad equity market in which the Company participated. The Company`s index includes the average of Class A Stock and Class B Stock share prices subsequent to when the Class B stock was issued in July 1991. Management considers the Company`s peer group to be all publicly-held companies with a primary Standard Industrial Code between 5800 and 5899 (Eating and Drinking Establishments) in existence during the reporting period. The broad equity market index consists of all NASDAQ companies. All indices are based upon total return, weighted for market capitalization and with dividends reinvested; they are published by and available through the University of Chicago`s Center for Research in Security Prices. The historical stock price performance shown on this graph is not indicative of future price performance.

Total Returns Index:
                        3/28/90  3/26/91  3/31/92  3/30/93   3/29/94 3/28/95

NPC International, Inc.   100.0    135.1     93.1     72.1      63.0    51.2

Nasdaq Stock Market
(U.S. Companies)          100.0    113.1    145.2    165.9     183.0   203.0

Nasdaq Stock
(SIC 5800-5899
U.S. Companies)           100.0    114.5    164.6    185.0     190.2   154.5


                       TRANSACTIONS WITH MANAGEMENT

     The Board of Directors on January 24, 1995, authorized the purchase of real estate owned by an affiliate of Mr. Bicknell, the Chairman of the Company. The Company engaged an MAI-certified appraisal company to perform an appraisal of the property. The Board of Directors upon review of the proposal and the appraisal, and with the Chairman abstaining from any participation in the vote, approved the purchase of this site for the appraised value of $750,000. An additional $50,000 in excess equipment remaining in the facility was also purchased.

      The Board of Directors has authorized a loan to Mr. Bicknell in the amount of $575,000, which is scheduled to be repaid on September 27, 1995. The loan bears interest at 100 basis points over the Company`s weighted average cost of capital, adjusted monthly. This loan was reduced to $450,000 as of June 30, 1995.

      Certain Company employees perform accounting and other services for Mr. Bicknell and his affiliates. At March 28, 1995, Mr. Bicknell and his affiliates owed the Company approximately $200,000 as reimbursement for such services. The Company continually monitors all officer-related receivables and considers all such amounts to be collectible.

      During the fiscal year ended March 28, 1995, the Company leased a total of five properties from Mr. Bicknell and one property from Mr. Elliott, a Director of the Company. The Company paid a total of $73,643 to Mr. Bicknell and $31,769 to Mr. Elliott as rent for these properties in the fiscal year just ended. The Company continues to rent two properties from Mr. Bicknell, subject to normal lease terms set to expire no later than May 1998, at a combined monthly rent of $2,084 per month. In addition, one restaurant is leased from Mr. Elliott at a monthly rate of $1,891 with a lease term expiring January 1999. Management believes these leases are at least as favorable as could be obtained from unrelated parties.


             COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the ``Exchange Act``), requires the Company`s directors, executive officers, and persons owning more than ten percent of a registered class of the Company`s securities to file with the United States Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors, and greater-than-ten-percent stockholders are required by the Securities and Exchange Commission`s regulations to furnish the Company with copies of all Section 16(a) forms that they file.

      To the Company`s knowledge, based solely on its review of copies of reports furnished to the Company and written representations that no other reports were required, all filing requirements under Section 16(a) of the Exchange Act were satisfied with two exceptions. In one case, the Company determined Mr. David Short did not file on a timely basis the appropriate form to disclose options he held when he was promoted into his current position, as well as additional options he subsequently received. In the second, Mr. Bicknell was three days late in reporting a June 1995 sale of Class A stock. Both forms have subsequently been filed and all requirements are believed to be satisfied.


                               PROPOSAL TWO
                  APPROVAL OF STOCK RECAPITALIZATION PLAN

Overview

      The stockholders of the Company in July 1991 approved an amendment to the Restated Articles of Incorporation increasing the authorized capital to 100,000,000 shares of common stock, consisting of 50,000,000 shares of Class A Stock and 50,000,000 shares of Class B Stock. The amendment was filed with the Kansas Secretary of State on July 31, 1991, and automatically converted all of the then outstanding shares of common stock into Class A Stock. The Board of Directors contemporaneously distributed to the stockholders as a stock dividend one share of Class B Stock for each share of Class A Stock held. The Company`s franchise agreements with Pizza Hut, Inc. (the ``Franchisor``) require Mr. Bicknell to own at least 51% of the Company`s stock at all times. The creation of two classes of stock was intended to allow continued compliance with the voting control requirements of the franchise agreements while at the same time (a) avoiding the necessity for Mr. Bicknell`s estate to sell voting stock of the Company to provide for payment of estate tax liabilities in the event of Mr. Bicknell`s death, and (b) providing the Company the ability to (i) raise additional equity capital by selling Class B Stock, (ii) use Class B Stock in employee benefit and incentive plans, (iii) use Class B Stock in acquisitions of Pizza Hut restaurants, and (iv) use Class B Stock for general corporate purposes.

      Subsequent to the 1991 recapitalization, the Franchisor notified the Company that in the opinion of the Franchisor the voting control requirements in the franchise agreements applied to all capital stock of the Company and that the Franchisor would not recognize the independent purposes of the two classes of common stock. While subsequent negotiations with the Franchisor have provided certain assurances that the selling of Class B Stock to provide for estate tax liabilities would not violate the franchise agreements, the other anticipated benefits of the 1991 recapitalization have not been realized. Also, in informal discussions with various institutional investors, the Company has learned that some institutional investors are reluctant to invest, or are prohibited by policy from investing, in non-voting securities. In addition, the Board of Directors believes that having two classes of stock with different voting rights has a negative impact on the liquidity of the Company`s stock. Consequently, the Board of Directors undertook an evaluation of the alternatives available to simplify the capital structure of the Company.

      The Board of Directors of the Company (with only Mr. Bicknell abstaining) has approved and recommends that the stockholders of the Company approve the following plan to recapitalize the Company (the ``Recapitalization Plan``):

     1. Amendment of the Restated Articles of Incorporation of the Company to allow payment of a special dividend solely to the Class A
     Stockholders (the ``First Amendment``). The text of the First Amendment is included as Exhibit A to this Proxy Statement;

     2. Subsequent payment of a cash dividend to the Class A Stockholders as of the closing of the transfer books of the Company on August 8, 1995 (the ``Dividend Record Date``) in the amount of $0.421875 per share of Class A Common Stock (the ``Dividend``); and

     3. Subsequent amendment of the Restated Articles of Incorporation of the Company (the ``Second Amendment``) to reclassify and convert each outstanding share of Class A Stock and of Class B Stock (collectively, the ``Existing Common Stock``) into one new share of common stock, par value $.01 per share, of the Company (the ``New Common Stock``). The text of the Second Amendment is included as Exhibit B to this Proxy Statement.

      The Board of Directors has approved the Recapitalization Plan because it believes that the new, simplified capital structure will increase the liquidity of the stock and enhance investor interest in the Company.

      The principal effects of the Recapitalization Plan are (i) to reclassify and convert the two currently authorized classes of Existing Common Stock into a single class of New Common Stock, each share of which will have full voting rights; and (ii) to pay to the holders of the Class A Stock the Dividend to compensate them for the dilution in their voting power that will occur as a result of the issuance of voting New Common Stock to the holders of nonvoting Class B Stock.

Vote on Proposal Two

      The various aspects of the Recapitalization Plan will be voted on as one proposal. A vote in favor of Proposal Two will constitute a vote in favor of the First Amendment (thus allowing payment of the Dividend) and the Second Amendment. THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE RECAPITALIZATION PLAN AND THE DIVIDEND ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND ARE FAIR TO ALL OF THE STOCKHOLDERS OF THE COMPANY. THE DISINTERESTED MEMBERS OF THE BOARD OF DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE IN FAVOR OF PROPOSAL TWO.

      The Recapitalization Plan must be approved at the Annual Meeting by the affirmative vote of the holders of a majority of the total outstanding shares, as of the closing of the transfer books of the Company on June 30, 1995 (the ``Annual Meeting Record Date``), of Class A Stock and Class B Stock, EACH VOTING AS A SEPARATE CLASS. Votes submitted as abstentions will be deemed to be votes cast against the proposal. Broker non-votes will be deemed to be votes cast against Proposal Two. A broker ``non-vote`` occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Under Kansas law, stockholders of the Company do not have any appraisal rights (i.e., the right to be paid the value of their shares in cash) if they dissent from or object to the Recapitalization Plan. Thus, the stockholders of either Class A Stock or Class B Stock will automatically become holders of the New Common Stock if the Recapitalization Plan is approved at the Annual Meeting and implemented thereafter.

      AS OF THE ANNUAL MEETING RECORD DATE, MR. BICKNELL, CHIEF EXECUTIVE OFFICER AND THE CHAIRMAN OF THE BOARD OF DIRECTORS OF THE COMPANY, HELD 7,605,651 SHARES OF CLASS A STOCK, CONSTITUTING APPROXIMATELY 61.6% OF THE CLASS A STOCK, AND 7,597,478 SHARES OF THE CLASS B STOCK, CONSTITUTING APPROXIMATELY 62.5% OF THE CLASS B STOCK. MR. BICKNELL HAS INFORMED THE COMPANY THAT HE INTENDS TO VOTE ALL SUCH SHARES IN FAVOR OF PROPOSAL TWO. IF HE VOTES SUCH SHARES IN FAVOR OF PROPOSAL TWO, THEN PROPOSAL TWO WILL BE APPROVED REGARDLESS OF HOW ANY OTHER HOLDER OF SHARES OF CLASS A STOCK OR CLASS B STOCK VOTES WITH RESPECT TO PROPOSAL TWO. FOLLOWING THE IMPLEMENTATION OF THE PROPOSAL, MR. BICKNELL WILL HOLD 15,203,129 SHARES OF THE NEW COMMON STOCK, CONSTITUTING APPROXIMATELY 62% OF THE OUTSTANDING NEW COMMON STOCK OF THE COMPANY.

      If the Recapitalization Plan is approved by the Stockholders at the Annual Meeting, the First Amendment will become effective upon the filing and recording with the Kansas Secretary of State of a Certificate of
Amendment as required by the Kansas General Corporation Code (a ``Certificate of Amendment``). The Dividend will be paid immediately after the filing of the Certificate of Amendment relating to the First Amendment, and the Second Amendment will become effective upon the filing and recording of the Certificate of Amendment relating to the Second Amendment as soon as practicable after payment of the Dividend. The date on which the last of such actions is taken is referred to herein as the ``Effective Time.``

      If Proposal Two is not approved by the Stockholders at the Annual Meeting, then the Restated Articles of Incorporation of the Company will not be amended, the Dividend will not be paid and its declaration will become null and void, and the Recapitalization Plan will not be implemented, with the result that the capital structure of the Company will remain the same after the Annual Meeting as before.

Current Capital Structure

     The authorized capital of the Company currently consists of 50,000,000 shares of Class A Stock and 50,000,000 shares of Class B Stock. As of the Annual Meeting Record Date, there were issued and outstanding 12,356,755 shares of Class A Stock and 12,150,569 issued and outstanding shares of Class B Stock. The Class A Stock and the Class B Stock are currently listed on the NASDAQ National Market System under the symbol NPCIA and NPCIB, respectively.

      The following is a brief description of the rights and privileges currently attaching to the Existing Common Stock, which also will attach to the New Common Stock after the Effective Time, except as expressly noted below.

      The Class A Stock and the Class B Stock are equal in all respects and grant to their holders the same powers, preferences, qualifications, limitations and other rights, with the exception that Class A Stock has the exclusive right to vote for the election of directors and for all other purposes. Class B Stock does not have the right to vote, except as required by law.

     The Company`s Restated Articles of Incorporation, as amended, provides for cumulative voting in the election of directors and eliminates all preemptive rights to purchase additional or new securities issued by the Company. Shares of Existing Common Stock are not subject to further call or assessment.

      As of June 30, 1995, under the Company`s Stock Option Plans, options to acquire 590,968 shares of Class A Stock had been granted, and had not been exercised or canceled, and options to acquire 1,100,688 shares of Class B Stock had been granted, and had not been exercised or canceled. See ``Executive Compensation`` and ``Transactions with Management.``

Recapitalization of Existing Common Stock into New Common Stock

      The Recapitalization Plan will result in the reclassification of each share of Class A Stock and each share of Class B Stock outstanding as of the close of business on the date of the Annual Meeting into one share of New Common Stock. Each share of New Common Stock will have one vote per share and will otherwise have rights that are identical to the Existing Common Stock, as presently constituted.

     The Second Amendment also will eliminate from the Restated Articles of Incorporation certain technical provisions relating to the fact that two classes of common stock previously were authorized, including the price parity provisions which were intended to encourage trading of Class A Stock and Class B Stock at approximately equal market prices.

      Thus, the only substantive impact of the Recapitalization Plan on the rights and privileges of the holders of the Existing Common Stock is that the holders of the Class B Stock, who do not have voting rights except as required by applicable law (such as the separate class vote on Proposal
Two) prior to the Effective Time of the Recapitalization Plan, will have full voting rights, with one vote per share after the Effective Time.

     The voting control of the holders of the Class A Stock will be diluted as a result of the Recapitalization Plan. Currently, the Class A Stockholders have 100% of the voting rights in the Company and the Class B Stockholders have voting rights only under limited circumstances. After the Effective Time, the existing Class A Stockholders will have control of approximately 50.4% of the voting rights while the existing Class B Stockholders will have control of approximately 49.6% of the voting rights of the Company.

Interests of Certain Persons

       Mr.   Bicknell  beneficially  owns   approximately  61.6%   of   the
outstanding shares of the Class A Stock. Mr. Bicknell has informed the Company that he intends to vote in favor of the Proposal. If he votes such shares accordingly, then this proposal will be approved regardless of how any other holder of shares of Class A Stock votes. In addition, as the holder of approximately 61.6% of the Class A Stock, he will receive approximately 61.6% of the Dividends payable (or approximately $3,208,634). After the Effective Time, Mr. Bicknell will maintain control of approximately 62% of the Company`s voting shares. The following table shows, on a pro forma basis as of March 28, 1995, the ownership of common stock by the principal stockholder and the officers and directors of the Company that would exist after the Effective Time and the dilution to the voting power of the holders of the Class A Stock resulting therefrom.


              Shares of Common Stock Owned by Certain Persons
                     Before and After Recapitalization

                                Current      Current     Pro Forma   Pro Forma
                 Class of      Number of    Percentage   Number of  Percentage
     Name         Common       Shares (1)    of Shares   Shares (1)  of Shares
                   Stock
O. Gene         A                7,605,651    61.6%
Bicknell (1)    B                7,597,478    62.5%
                New Common
                Stock                                    15,203,129      62.0%

James K.        ---                    ---     ---              ---       ---
Schwartz

J. Mitchell     B                    1,000      *
Boyd            New Common
                Stock                                         1,000        *

Marty D.        B                      806      *
Couk            New Common
                Stock                                           806        *

Robert B.       ---                    ---     ---              ---       ---
Page

David G.        ---                    ---     ---              ---       ---
Short

J. Frank        ---                    ---     ---              ---       ---
Brown

Gordon W.       A                  275,958     2.2%
Elliott         B                  427,258     3.5%
                New Common
                Stock                                       703,216      2.9%

John W.         ---                    ---     ---              ---       ---
Carlin

Robert E.       ---                    ---     ---              ---       ---
Cressler

Fran D.         A                    1,999      *
Jabara          B                    1,999      *
                New Common
                Stock                                         3,998        *

All executive   A                7,983,608    64.6%
officers and    B                8,027,541    66.1%
directors as    New Common
a group         Stock                                    16,011,149      65.3%

(1) Includes shares owned of record by Mr. Bicknell and beneficially owned by affiliates of Mr. Bicknell.
* Less than 1% ownership.

New Capital Structure

     As of and immediately after the Effective Time of the Recapitalization Plan, the Company`s authorized capitalization will consist of 100,000,000 shares of New Common Stock, of which approximately 24,507,324 shares will be outstanding based on the number of shares of Class A Stock and Class B Stock outstanding as of the close of business on the date of the Annual Meeting.

      If Proposal Two is approved, stockholders will not be required to surrender their certificates for shares of Existing Common Stock. Certificates labeled Class A Stock or Class B Stock will be deemed to represent the same number of shares of New Common Stock of the Company and will be treated in the same manner in all respects as certificates representing New Common Stock. Certificates representing shares of New Common Stock will be issued if and when the currently outstanding certificates for shares of Existing Common Stock are surrendered in the future for transfer.

     Holders of shares of New Common Stock will be entitled to one vote per share on any and all matters acted upon by the Company`s stockholders and to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. There will be cumulative voting in the election of directors. In the event of any liquidation, dissolution or winding up of the Company, each holder of the New Common Stock will be entitled to participate ratably as a single class in all assets of the Company remaining after payment of liabilities. Holders of the New Common Stock will have no preemptive or conversion rights and will not be subject to further calls or assessments by the Company. After the Recapitalization Plan is implemented, each outstanding option to purchase either one share of Class A Stock or one share of Class B Stock will be deemed to be an option to purchase one share of New Common Stock.

      The Class A Stock and the Class B Stock currently are listed on the NASDAQ National Market System under the symbol NPCIA and NPCIB, respectively. Following the implementation of the Recapitalization Plan, the New Common Stock will trade on the NASDAQ National Market System under the symbol NPCI.

Payment of Dividend

      As noted above, as a result of the Recapitalization Plan, the voting power of the holders of the Class A Stock will be diluted by approximately 50%. The Board of Directors has determined that, as a part of adoption of the Recapitalization Plan, it is in the best interests of the Company and its stockholders and fair to the holders of the Class A Stock and the Class B Stock to pay the Dividend to the holders of the Class A Stock as a part of the Recapitalization Plan to compensate them for this dilution. The Dividend will be paid out of the Company`s line of credit.

      The Board of Directors has determined that the best measure of the value of this dilution is the historical difference between the trading prices on the NASDAQ National Market System of the Class A Stock and the Class B Stock, since the sole difference between the rights of these two classes of publicly-traded securities is the voting power that will be lost by the holders of the Class A Stock as a result of the Recapitalization Plan.

Tax Impact of Recapitalization Plan and Payment of Dividend

      The Company believes that the Recapitalization Plan should be treated as a recapitalization of the Company under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the ``Code``).

      A stockholder who receives cash in the Recapitalization Plan may be required to recognize taxable income or gain. For federal income tax purposes, each stockholder should be treated as having realized a gain to the extent that (i)the sum of (a) the fair market value of the New Common Stock received by the stockholder pursuant to the Recapitalization Plan plus (b) the amount of cash received by the stockholder pursuant to the Recapitalization Plan exceeds ii) the tax basis of the Existing Common Stock surrendered by the stockholder pursuant to the Recapitalization Plan. The stockholder should be required to recognize taxable income or gain (the ``Taxable Amount``), if any, equal to the lesser of (x) the amount of cash received by the stockholder or (y) the amount of gain realized by the stockholder (determined in accordance with the preceding sentence).

      A distribution of cash to a stockholder of the Company pursuant to the Recapitalization Plan should be treated as a taxable dividend, to the extent of the Taxable Amount referred to in the preceding paragraph, unless the distribution is ``not essentially equivalent to a dividend`` with respect to the stockholder (as such term is used in
Section 302(b)(1) of the Code). Although not entirely free from doubt, a distribution of cash to a stockholder pursuant to the Recapitalization Plan should be treated as ``not essentially equivalent to a dividend`` with respect to the stockholder if (i) there is no possibility for the stockholder to participate in the control or management of the Company and (ii) the percentage of the voting stock of the Company owned by the stockholder immediately after the consummation of the Recapitalization Plan is less than the percentage of the voting stock of the Company owned by the stockholder immediately prior to the commencement of the Recapitalization Plan.

      If a cash distribution to a stockholder of the Company is ``not essentially equivalent to a dividend,`` the stockholder should be required to recognize taxable gain equal to the Taxable Amount. Such gain will be capital gain if the stockholder`s Existing Common Stock was held as a capital asset, and will be long-term capital gain if the holding period for such stock exceeded one year.

      If a stockholder of the Company is unable to demonstrate that a distribution of cash to him or her was ``not essentially equivalent to a dividend``, then the distribution of cash to the stockholder should be taxable as a dividend. In this situation, the amount of cash received by the stockholder would be taxed first as a dividend to the extent of the stockholder`s pro rata share of the Company`s current and accumulated earnings and profits (up to the Taxable Amount) and then as capital gain to the extent that the Taxable Amount exceeds the amount treated as a taxable dividend.

      Except as provided above, no gain should be recognized by (and no amount should be included in the income of) a holder of Existing Common stock in connection with the Recaptialization Plan

      The aggregate tax basis of the New Common Stock in the hands of each stockholder of the Company, after the consummation of the Recapitalization Plan, will be the same as the tax basis of the Existing Common Stock held by such stockholder immediately before the Recapitalization Plan, increased by the Taxable Amount for such stockholder, and decreased by the amount of cash received by such stockholder pursuant to the Recapitalization Plan.

      Assuming that the Existing Common Stock is held as a capital asset, the holding period for the New Common Stock received pursuant to the Recapitalization Plan will include the period during which such Existing Common Stock was held.

      The foregoing summary of the federal income tax consequences of the Recapitalization Plan and related transactions is for general information only and there can be no assurance that the IRS will not take a position contrary to that expressed above. Stockholders are urged to consult their own tax advisors as to the particular consequences to them of the Recapitalization Plan, including the application of state, local and foreign tax laws. This summary may not be applicable to certain corporate stockholders of the Company, stockholders who received their Existing Common Stock pursuant to the exercise of options or otherwise as compensation (including holders of restricted stock), or stockholders who are not citizens or residents of the United States. Such stockholders should consult their own tax advisors as to the tax consequences of the Recapitalization Plan.

Fairness of the Recapitalization Plan and the Dividend

      The Board of Directors of the Company (Mr. Bicknell abstaining) has determined that the Recapitalization Plan, including the payment of the Dividend, is in the best interests of the Company and is fair to all of the holders of the outstanding shares of the Existing Common Stock.

      Among other factors considered in reaching this determination, the Board of Directors relied on the opinion of George K. Baum & Company (``Baum & Co.``), an independent financial advisor retained by the Board
specifically  for  the  purpose  of  advising  it  with  respect   to   the
Recapitalization Plan. In the opinion of Baum & Co., the special, one time, dividend payment of 42.1875 cents or 27/64th of a dollar, per share, to the holders of Class A Stock in the Recapitalization Plan is fair from a financial point of view to the holders of both the Class A Stock and the Class B Stock who are neither officers or directors of the Company nor beneficial owners of five percent or more of the issued and outstanding Class A Stock and Class B Stock (the ``Opinion``).

      In rendering its Opinion, Baum & Co. reviewed (i) the monthly Summary of Activity created by the Nasdaq Stock Market, Inc. for both the Class A Stock and the Class B Stock for the period of August 1991 through April 1995, (ii) the daily trading prices of both Class A Stock and Class B Stock for the month of May 1995 through May 22, 1995 from Bloomberg Financial Markets, and (iii) stock transfer information on Class A Stock and Class B Stock from the American Stock Transfer & Trust Company. Baum & Co. assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was available from public sources that was provided by the Company or its representatives to Baum & Co., or that was otherwise reviewed by Baum & Co. Baum & Co. compared the difference between the high, low and closing price of the Class A Stock (Nasdaq symbol: NPCIA) and Class B Stock (Nasdaq symbol: NPCIB) on all days on which the stock was traded between August 31, 1991 through May 22, 1995 (the ``entire period``).

This comparison revealed that:

     a. The median difference of the high, low and close price between the two classes of stock was 37.5 cents;

     b. The  mean difference for the high was 45.0 cents; the  low  was
        43.6 cents; and the close was 44.7 cents;

     c. The weighted average based on volume was 43.7305 cents for the entire period based on 22,721,059 shares of Class A Stock traded;

     d. The weighted average based on volume since the first trading day of 1995 through May 22, 1995 was 44.2026 cents on 1,401,656 shares of Class A Stock traded; and

     e. The weighted average based on volume since the first trading day of 1994 through May 22, 1995 was 39.7705 cents on 5,276,780 shares of Class A Stock traded which is approximately one turn over of the publicly tradable shares.

      As a result of its analysis, Baum & Co. considered the more recent trading to be a better measure of the value differential. The weighted average for the entire period was considered the maximum value that could be attached to the voting interest. The weighted averages for the period January 3, 1994 to May 22, 1995 and the period January 3, 1995 to May 22, 1995 were averaged and compared with the weighted average for the entire period. The average differential of 41.9866 cents per share for these two periods was less than the weighted average for the entire period. Baum & Co. concluded that the difference of 41.9866 was a reasonable reflection of the value of the voting interest. The price differential was rounded to 27/64ths to reflect a price at which a share could actually trade. Baum & Co. further concluded that the resulting value of 27/64 or 42.1875 cents per share is an accurate measure of the dollar value that should be placed on the dilution of the Class A holder`s voting interest.

      The Opinion is dated May 23, 1995, which is the day on which the Recapitalization Plan was approved by the Board of Directors, and is immediately prior to the public announcement of the Recapitalization Plan. Baum & Co. has not been asked by the Board of Directors to update or reissue the Opinion at a later date since the Board of Directors believes that the announcement of the Recapitalization Plan will affect the trading value of the Class A Stock and the Class B Stock from that date forward. A copy of the Opinion is included as Exhibit C to this Proxy Statement.

       Mr.   Bicknell   abstained  from  voting  as  a  director   on   the
Recapitalization Plan. In his capacity as a stockholder of the Company, however, Mr. Bicknell has advised the Company that he intends to vote his shares of Class A Stock and Class B Stock in favor of Proposal Two, as noted above, which will ensure that the Recapitalization Plan will be approved.


                      INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee has recommended and the Board of Directors has approved the selection of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ended March 28, 1995. Ernst and Young LLP examined the financial statements of the Company for the most recent completed fiscal year. The Audit Committee, in its meeting on January 24, 1995, recommended Ernst & Young LLP to be the independent public accountants for the 1996 fiscal year. A representative of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.


                         PROPOSALS OF STOCKHOLDERS

      Proposals of stockholders of the Company intended to be presented at the Annual Meeting of Stockholders to be held in 1996 must be received at the principal executive offices of the Company by the Board of Directors for inclusion in the proxy statement and form of proxy relating to that meeting no later than February 7, 1996.


                               MISCELLANEOUS

      No business other than that described herein is expected by the Board of Directors to come before this meeting, but should any other matters requiring the vote of stockholders arise, the proxy holders will vote thereon according to their best judgment.


                           AVAILABLE INFORMATION

     A copy of the Company`s 1995 Annual Report to Stockholders accompanies this proxy. The financial statements which are included in such Annual Report to Stockholders are incorporated herein by reference. Additional copies of the Company`s Annual Report to Stockholders and copies of the Company`s Annual Report to Stockholders on Form 10-K for the year ended March 28, 1995 are available without charge upon request. Requests should be addressed to the Chief Financial Officer, NPC International, Inc., 720
W. 20th Street, Pittsburg, KS  66762.


                                        By Order of the Board of Directors





                                        David G. Short
                                        Secretary
Pittsburg, Kansas
July 17, 1995


                           EXHIBIT A
                         AMENDMENT ONE


           If Proposal Two is approved by the stockholders and the Certificate of Amendment relating thereto is properly filed with the Kansas Secretary of State, then the second paragraph of section A of Article FOURTH of the Restated Articles of Incorporation will be deleted and replaced in its entirety with the following, with the remainder of Article FOURTH to remain unmodified by the First Amendment:


               Dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of funds and other assets legally available for the payment of dividends. The Board of Directors may declare a dividend upon all shares of the Common Stock of the Corporation or may declare a dividend upon only shares of the Class A Common Stock or upon only shares of the Class B Common Stock.



                           EXHIBIT B
                         AMENDMENT TWO


     If Proposal Two is approved by the stockholders and the Certificate of Amendment relating thereto is properly filed with the Kansas Secretary of State, then Article FOURTH of the Restated Articles of Incorporation will be deleted in its entirety and replaced with the following:


                FOURTH: The aggregate number of shares which the Corporation has authority to issue is one hundred million (100,000,000) shares of common stock, par value
          $.01 per share (``Common Stock``).

               The authorized but unissued shares of common stock as well as any shares of common stock now or hereafter held as treasury shares shall be issued from time to time, at such time or times, in such amounts and manner, for such consideration, whether in cash or property or otherwise, and to such persons as may be fixed and determined by the Board of Directors of the Corporation, subject to this Article FOURTH.

                Each share of Common Stock shall be entitled to one vote on all matters voted upon by the stockholders.

               Dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of funds and other assets legally available for the payment of dividends, subject to all of the rights of any class of stock authorized after this Certificate of Amendment of the Restated Articles of Incorporation becomes effective pursuant to the General Corporation Code of the State of Kansas (the ``Effective Time``) that ranks senior to the Common Stock as to dividends.

                In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of any class of stock authorized after the Effective Time ranking senior to the Common Stock as to distributions of assets shall have been paid in full the amounts to which such holders shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders shall be entitled shall have been set aside for the benefit of the holders of such stock, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

               No stockholder of this Corporation shall by reason
          of holding shares of Common Stock have any preemptive or preferential right to purchase or subscribe for any shares of Common Stock of this Corporation, now or hereafter authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of Common Stock, now or hereafter authorized.

                At the Effective Time, and without any further action on the part of the Corporation or its stockholders, each share of the Corporation`s Class A Common Stock, par value $.01 par value per share (``Class A Common Stock``) and Class B Common Stock, par value $.01 par value per share (``Class B Common Stock``), then issued, shall automatically be reclassified and converted into one fully paid and nonassessable share of Common Stock. Stock certificates previously representing shares of Class A Common Stock and certificates previously representing Class B Common Stock shall thereafter represent the same number of shares of the Common Stock.



                           EXHIBIT C
                  OPINION OF FINANCIAL ADVISOR

                          May 23, 1995

Board of Directors
NPC International, Inc.
c/o Mr. James K. Schwartz
President and Chief Operating Officer
720 W. 20th Street
Pittsburg, Kansas 66762

Gentlemen:

      You have asked us to render our opinion as to the fairness, from a financial point of view, to the Public Stockholders (as hereinafter defined) of NPC International, Inc. (``NPC``) of the special, one time, cash dividend payable to holders of Class A common stock in the proposed recapitalization in which NPC`s Class A and Class B common stock will be converted into a new, single class of voting Common Stock. ``Public Stockholders`` shall mean, for purposes of this opinion, holders of NPC Class A and Class B common stock who are neither officers or directors of NPC nor beneficial owners of five percent or more of the issued and outstanding NPC Class A and Class B common stock.

     In rendering our opinions, George K. Baum & Company reviewed:

               (1) the monthly Summary of Activity created by the Nasdaq Stock Market, Inc. for both the Class A and Class B common stock for the period of August 1991 through April 1995;

               (2) the daily trading prices of both Class A and Class B common stock for the month of May 1995 through May 22, 1995 from Bloomberg Financial Markets; and

               (3) stock transfer information on Class A and Class B common stock from American Stock Transfer & Trust Company.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information used by us as the basis for our opinion.

      It should be noted that this opinion is based, in part, on economic, market and other conditions as in effect on, and information made available to us as of, the date hereof, and does not represent an opinion as to what value NPC Common Stock actually will have to NPC stockholders if and when the recapitalization is consummated. Such actual value could be affected by changes in such market conditions, general economic conditions and other factors which generally influence the price of securities. Furthermore, any valuation of securities is only an approximation, subject to uncertainties and contingencies all of which are difficult to predict and beyond the control of the firm preparing such opinion or valuation.

      George K. Baum & Company, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with recapitalizations, mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and for corporate planning and other purposes. In the ordinary course of our business, we may, from time to time, effect transactions for the accounts of our customers in securities of NPC and receive customary compensation in connection therewith. Prior to NPC`s engagement of George
K. Baum & Company to render this opinion, we had not been engaged during the last five years to provide investment banking services to NPC, although from time to time since April 15, 1994, George K. Baum & Company made a market in NPC`s Class A and/or Class B common stock. As of this date, George K. Baum & Company owned for its own account 743 shares of Class A and 919 shares of Class B common stock.

      It is understood that this letter is only for the information of the Board of Directors of NPC and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other written document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without George K. Baum & Company`s prior written consent, provided, however, that we hereby consent to the inclusion of this opinion in the 1995 Proxy Statement so long as the opinion is quoted in full.

      Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the special, one time, dividend payment of 42.1875 cents or 27/64th of a dollar, per share, to holders of Class A common stock in the proposed recapitalization is fair from a financial point of view to the NPC Public Stockholders.

Respectfully submitted,

GEORGE K. BAUM & COMPANY



                                PROXY CARDS

CLASS A STOCKHOLDERS                                                  WHITE
                          NPC INTERNATIONAL, INC.
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           For the Annual Meeting of Stockholders August 8, 1995

The undersigned hereby appoint O. Gene Bicknell and James K. Schwartz, and each of them in the order named with full power of substitution, the proxy or proxies of the undersigned to act at the Annual Meeting of Stockholders of NPC International, Inc. to be held at 10:00 A.M. at the Memorial Auditorium, 503 N. Pine, Pittsburg, Kansas, 66762 on Tuesday, August 8, 1995, and any adjournment or postponements thereof, and to vote all shares of said Class A Common Stock which the undersigned would be entitled to vote if personally present.

(1)  TO ELECT TWO DIRECTORS:
 ___ FOR each nominee listed below (except as marked to the contrary below)
 ___ WITHHOLD AUTHORITY to vote for each nominee:
 INSTRUCTION: To withhold authority to vote for individual nominee, strike a line through the nominee`s name below.
      O. Gene Bicknell ________%             Mary M. Polfer ________%
 You are allowed cumulative voting for the nominees. Unless indicated otherwise, the proxies named herein will cumulate your votes and will allocate them equally among the nominees for whom authority to vote is granted. If you wish to allocate those votes other than equally, indicate the percentage of your cumulative votes to be allocated to each nominee in the blank beside their name. IF THE TOTAL PERCENTAGE OF VOTES ALLOCATED TO SUCH NOMINEES DOES NOT EQUAL 100%, THEN THE PROXY MAY NOT BE VALID.

(2)   TO APPROVE THE STOCK RECAPITALIZATION PLAN AS DESCRIBED IN THE  PROXY
STATEMENT:
              _____FOR       _____AGAINST        _____ABSTAIN

(3) In the discretion of such proxies, upon such other matters as may properly come before the meeting or any adjournment thereof.

IF NOT OTHERWISE DIRECTED, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF THE MATTERS SET FORTH ABOVE. Receipt is acknowledged of Notice of and Proxy Statement for said Meeting and of the Annual Report to Stockholders for the year ended March 28, 1995. PLEASE SIGN, DATE AND MAIL TODAY IN THE ENCLOSED PREPAID ENVELOPE, or mail to American Stock Transfer, 40 Wall Street, New York, NY 10005.

Dated ______________________________________,1995
___________________________________________ (Seal)
___________________________________________ (Seal)
Please sign here exactly as your name appears at the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. Each joint owner or trustee should sign the proxy.




CLASS B STOCKHOLDERS                                                  BLUE
                          NPC INTERNATIONAL, INC.
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           For the Annual Meeting of Stockholders August 8, 1995

The undersigned hereby appoint O. Gene Bicknell and James K. Schwartz, and each of them in the order named with full power of substitution, the proxy or proxies of the undersigned to act at the Annual Meeting of Stockholders of NPC International, Inc. to be held at 10:00 A.M. at the Memorial Auditorium, 503 N. Pine, Pittsburg, Kansas, 66762 on Tuesday, August 8, 1995, and any adjournment or postponements thereof, and to vote all shares of said Class B Common Stock which the undersigned would be entitled to vote if personally present.

TO APPROVE THE STOCK RECAPITALIZATION PLAN AS DESCRIBED IN THE PROXY
STATEMENT:
              _____FOR       _____AGAINST        _____ABSTAIN

IF NOT OTHERWISE DIRECTED, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF THE MATTERS SET FORTH ABOVE. Receipt is acknowledged of Notice of and Proxy Statement for said Meeting and of the Annual Report to Stockholders for the year ended March 28, 1995. PLEASE SIGN, DATE AND MAIL TODAY IN THE ENCLOSED PREPAID ENVELOPE, or mail to American Stock Transfer, 40 Wall Street, New York, NY 10005.

Dated ______________________________________,1995
___________________________________________ (Seal)
___________________________________________ (Seal)
Please sign here exactly as your name appears at the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. Each joint owner or trustee should sign the proxy.